UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On December 19, 2012, Location Based Technologies Inc. (the “Company”) held a conference call to provide a corporate update to shareholders and the investment community.  On the call, David Morse, the Chief Executive Officer of the Company, disclosed the following information:

The PocketFinder Vehicle product will be shown on several episodes of the coming season of Inside West Coast Customs and the Company understands that one episode will be devoted entirely to its product and the Company’s brand. The season was supposed to begin airing this Fall, but has been rescheduled and the Company has been told it will begin airing in early 2013.

In October 2012 the Company announced that after a very lengthy testing and evaluation process, AT&T placed a purchase order for $880,000 worth of PF-886 devices. AT&T intends to use these devices internally to monitor its own emergency response equipment, such as generators, mobile cell towers and mobile lighting stations. The Company believes this order will be just the first from AT&T and that there will be more to come in 2013. The Company also believes that the subsequent orders will be of equal or greater size.

The Company is developing 3G PocketFinder devices. Once complete, AT&T may invite the Company to sell PocketFinder products in AT&T’s retail stores in the U.S .and the new 3G Vehicle and asset device will be the first of the Company’s devices to be offered.

In 2013, the Company’s relationship with EE (the largest telecommunications carrier in the UK ) will likely evolve in a couple of stages, the first of which will be an initial test sale of PocketFinder devices. After that, the Company will look to expand the relationship both from a product standpoint and geographic standpoint.

As of December 18, 2012, the Company’s 3G vehicle and asset solution has passed final FCC, PTCRB and IC testing for all 4 GSM bands as well as for the Penta band that will allow us to sell our vehicle devices in the U.S. as well as provide service in countries such as Japan and South Korea.

Apple has indicated a strong interest in bringing the Company’s PocketFinder family of products into Asia. The Company is currently in the process of working towards launching our products initially in China and expanding the launch to Singapore, Japan, Malaysia and Vietnam in time. There is no signed agreement, but the Company has verbal assurances from a high ranking Apple official.

Additionally, Apple has also expressed interest in selling our devices in select countries in Europe.  The Company is in the early stages of working with Apple to determine if our price points for hardware and monthly service will fit their model.

The Company is also working independently with a carrier in Australia, who will be evaluating the Company’s devices for a potential partnership in Australia and New Zealand. The Company expects that trial to begin shortly and hope that will lead to a product launch in Australia and New Zealand this calendar year.

The Company estimates that during the first calendar quarter of 2013, PocketFinder devices will be for sale in the U.K. and our goal is to expand our European distribution beyond the U.K. by the Fall of 2013.

The Company is evaluating entering Brazil, Ecuador and Chile markets.

The Company believes that it can achieve positive cash flow by August 31, 2013. In the Company’s first fiscal quarter of 2013 our revenues are equal to approximately 44% of our revenue for all of fiscal 2012. When the Company delivers product to AT&T, the Company will recognize $880,000 from that order, so the Company believes that its revenues in the 2nd fiscal quarter of 2013 should also be strong. The Company currently have in excess of 7,000 subscribers not including the AT&T order.

Forward-Looking Statements

This Form 8-K contains forward looking statements about the Company’s intentions, hopes, beliefs, expectations, strategies, and predictions with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as: “believe,” “will,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors.

Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate.  Forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.

Important factors that could cause actual outcomes to differ materially from the forward-looking, or projected outcomes, are discussed in the Company’s latest Form 10-K filing under the section entitled “Risk Factors”.

A copy of the complete call transcript is attached as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

Exhibit #	Description
99.1	Call Transcript

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: December 20, 2012	By:	/s/ David Morse
David Morse
Chief Executive Officer